Exhibit 99.1

Press Release
March 28, 2005

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Sets First Quarter Cash Dividend

FORT WAYNE, INDIANA, March 28, 2005 – Steel Dynamics, Inc. – (NASDAQ: STLD) today announced its Board of Directors approved a first quarter cash dividend of $0.10 per common share, payable on April 14, 2005, to shareholders of record at the close of business on March 31, 2005.

Founded in 1993, Steel Dynamics is a leader in the domestic steel industry. The company owns and operates three steelmaking mini-mills and manufactures a wide range of steel products, including flat-rolled products, such as hot-rolled, cold-rolled and coated steels; wide-flange beams and h-piling; rail; and special-bar-quality round bars.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com